JAMES A. TRODDEN
                                 ATTORNEY AT LAW
                                31251 VIA FAJITA
                          SAN JUAN CAPISTRANO, CA 92675
                                 (949) 489-9100




                                  October 17, 2001


United States Securities and Exchange Commission
450 Fifth Avenue, NW
Washington, D.C.

Re: EarthNetMedia, Inc. -- Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as counsel for EarthNetMedia, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 100,000 Units (the "Units") consisting of 100,000 shares of Common Stock and Warrants to purchase 4,000,000 shares of common stock. The par value of the Company's shares is $0.001 per share.

I have examined the Registration Statement and such documents and records of the Company and other documents as I had deemed necessary for purposes of this opinion and have satisfied myself as to such matters of fact, as I consider relevant for the purposes of this opinion. I have also made an independent review and investigation of the organization, existence, good standing, assets, business and affairs of the Company, and of other matters. In rendering my opinion, I have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to me.

I have undertaken an independent investigation to determine facts bearing on this opinion, and an inference as to the best of my knowledge of facts based on an independent investigation may be drawn from this representation.

Based upon the foregoing, I am of the opinion that the Units, and underlying Common Stock will, when sold, be validly issued, fully paid and non-assessable. Further, Warrants A, B, C, and D are legal binding obligations of the Company under the Nevada statute governing the Warrant Agreement.

The Units may be offered for sale upon the Registration Statement being declared effective.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

For purposes of Item 509, of Regulation S-K, I retain a contingent interest of approximately 100,000 shares of Common Stock of the Company, for certain legal services on behalf of the Company.

Purchasers of the referenced Units may rely upon the representations made heretofore in this letter opinion.

I herein consent to the inclusion of my name under "Legal Matters" of the prospectus and further do ratify and adopt my statements relative to the legality of the Units offered under the prospectus.



Very truly yours,



/s/ JAMES A. TRODDEN
    ________________
    James A. Trodden


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